Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
February 22, 2018
Thank you Melendy and good morning everyone.
The fourth quarter financial performance of our Energy Equipment Group reflected mixed demand conditions for the end markets we serve. For the quarter, revenues and operating profit declined compared to last year due to planned lower volume in our wind towers business and continued softness in the Group’s other product lines, primarily those serving the oil and gas markets. The Group’s results for the quarter were positively impacted by improved year-over-year performance in our utility structures business, driven by increased volume, pricing and improved efficiencies.
At the end of the fourth quarter, our wind tower backlog totaled $781 million. During our last call, we indicated that we expected revenues during the 4th quarter to decline due to a customer deferring deliveries of finished towers until the 1st quarter of 2018. The customer ultimately elected to move a portion of those deliveries back to the 4th quarter of 2017, a positive result and the primary driver for the Group’s outperformance versus guidance during the quarter. The wind tower revenue we achieved in the fourth quarter is comparable to what we expect from revenues on a quarterly basis during 2018.
As we have indicated on many of our previous calls, the scheduled phase out of the tax credit continues to put pressure on wind tower margins.
Turning to our utility structures business, we remain optimistic about improving market fundamentals and expect better results in 2018. While market bidding activity has increased, projects continue to be on the small-side. Long-term fundamentals remain intact based on the need to replace aging infrastructure and improve the reliability of the grid.
The fourth quarter results for our Inland Barge Group reflect significant year-over-year volume reductions as weak market conditions continue.
During the quarter, we received orders for new barges totaling $6 million, resulting in a year-end backlog of $98 million.
From a demand standpoint, an oversupply of inland barges continues to create headwinds, although utilization levels for our customers appear to be improving. First quarter inquiries have been encouraging thus far. We remain focused on reducing costs in this challenging environment.
In our Construction Products Group, fourth quarter revenues increased slightly year-over-year on higher acquisition-related volume in our trench shoring business. While demand for construction aggregates remains strong, we are experiencing pricing pressure in the DFW market due to increased supply.
We are closely monitoring the details and developments surrounding the Infrastructure Plan proposed by President Trump. We believe this would be a positive tailwind that would drive needed infrastructure investments in the markets we serve throughout the U.S.
On a personal note. After 32 years of service to the Company, I have elected to transition to retirement. I will continue to provide support and guidance, to the management team, over an extended period of time. I am highly supportive of the Spin Transaction and excited about the selected leadership teams for both Companies. I want to personally thank the experienced group of business executives who have supported me for many years.

And now, I will turn the presentation over to Eric.